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The following script was used in connection with an investor conference call on May 1, 2008.

ANALYST CONFERENCE CALL

FIRST QUARTER

May 1, 2008 - 7:30 a.m. (CDT)

DAN STONE (Introduction)

Thank you.

Good morning everyone. Welcome to our first-quarter earnings conference call.

With us today are:

Ralph Scozzafava, Chairman of the Board and Chief Executive Officer, and

Steve Rolls, Senior Vice President and Chief Financial Officer

During our prepared comments and the question and answer session that follows, we will be making statements expressing the beliefs and expectations of management regarding future performance. Any such statements are forward-looking statements, which reflect our current views with respect to future events and are based on assumptions and therefore are subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, the risk factors set forth in our most recent annual report on Form 10-K filed with the SEC. We do not undertake or plan to update these forward-looking statements, even though our situation may change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

As is our custom, we plan to limit this call to 1 hour. In order to allow everyone an opportunity to participate, we ask you give us your single best question and then we will move on to the next participant. If you have an additional question or a follow-up, please re-enter the queue and we will address it, time permitting.

Thank you and I will turn the call over to Ralph Scozzafava.

RALPH SCOZZAFAVA

Introduction

Good morning. We appreciate you being with us again today. This morning, I will make a few brief remarks about our performance this quarter and then I’ll have Steve Rolls speak to you about our results in more detail.

We issued our full financial statements for the quarter yesterday afternoon. Consistent with our earnings pre-announcement on April 17, sales for the quarter declined 14 percent from a year ago and we reported net income from continuing operations of $3.7 million, or $0.08 per share. These results exclude the operating results and the gain on the sale of our HBF business furniture unit. We made the decision last fall to sell HBF because it did not fit with our focus on residential furnishings. We completed the transaction on March 29 and, including the gain on the sale, we reported consolidated net income of $0.69 per share.

I think the main headline for the quarter is that we more than doubled net income, on an ongoing basis, in a quarter when sales were down double digits. Steve will offer some detail on the quarter’s performance in a few minutes.

Our ability to grow net income in a declining sales environment speaks to the quality of our earnings. What you saw in last night’s financial statements are real, sustainable and transparent results. Special items have been identified, and the underlying strength of our business model is solid. We had factored this performance into our 2008 earnings guidance, and we continue to believe that we will deliver between $0.40 and $0.60 per share in real, ongoing earnings.

I’d also like to introduce the newest members of out Executive Leadership Team. Jon Botsford joined us in February as general counsel, taking over for Lynn Chipperfield. Jon joined us a few weeks prior to the initiation of Sun Capital’s proxy contest, and he’s been a key member of the team that has handled that issue.

Our newest executive team member is Steve Rolls, who joined in April as chief financial officer. Steve has, in our view, a stellar background as both a CFO and in operations and customer support functions. His experience will be very beneficial as we move to an operating company with shared services provided to the brands out of St. Louis.

Steve’s arrival completes the executive team, and I’m very confident that this group has both the skill – and the will – to execute our strategic plan and drive continued improvements in financial performance.

Now I’ll turn it over to him to expand on the first quarter results. Steve?

STEVE ROLLS

Thank you, Ralph.

As we had announced last month, sales for the quarter totaled $477 million, a 14% decline versus 2007. Sales for both periods exclude the operations of the Hickory Business Furniture unit that was sold in March 2008.

The primary reasons for lower sales were a soft retail environment in the industry for home furnishings and our decision not to drive sales through markdowns and discounts. For the quarter, we recorded discounts of 7.9% of net sales versus 9.1% in the 2007 first quarter. The 7.9% rate is the lowest level of discounts we’ve achieved since the third quarter of 2006.

Our disciplined approach to sales is reflected in gross margins. The current quarter’s gross margin of 23.3% improved by 210 basis points from the 2007 first quarter. The improvement comes not only from the lower discounting but also from the benefits of several facility closures and consolidations completed in 2007. We continued rationalizing our warehouse base this year, as we closed 2 additional facilities in Q1.

Given the decline in sales, our SG&A percentage increased during the quarter from 19.9% to 21.4%. More important is our management of SG&A spending, which declined more than 8% from a year ago, as our cost savings programs start to take hold. We are gaining the benefit of our 2007 staffing reductions and other spending interventions. These have allowed us to more than offset a $1 million increase in bad debt in the quarter.

Another item I’ll point out is the effective tax rate of 48% for the quarter. This amount reflects increased state income taxes, the delay of federal R&D tax credits and a reduction in domestic manufacturing deductions. For the full year, we estimate an effective tax rate in the low 40’s range.

All of these factors produced net income from continuing operations of $3.7 million or $0.08 per share compared to $1.3 million or $0.03 per share in 2007.

Matching the incremental increase in earnings is our continued strong cash flow. Cash flow from operations was $50 million for the quarter, up from $45 million last year. The factors were improved profitability and better working capital management.

Our cash generation allowed us to reduce long-term debt at the end of the quarter to $235 million with cash on the balance sheet of $188 million. We plan to use approximately $24 million of our cash to make the capital gain tax payment on the sale of Hickory Business Furniture over quarters 2, 3, and 4. We believe that leaves us with ample flexibility for debt repayments and the ability to execute our strategic plan.

Just as our focus in 2007 was on generating cash, our focus in 2008 is on improving profitability. We believe we remain on track to deliver between 40 and 60 cents per share in after-tax earnings in 2008. At the same time, we’re taking action on a number of strategic areas in an effort to produce additional going-forward savings, such as our move to a shared services model with centralized HR, IT, Finance and Supply Chain functions. These programs are a necessary component of our move to an operating company model, which is an essential element in our strategic plan.

With that I’ll turn the call over to Ralph.

RALPH SCOZZAFAVA

Thanks.

We’re anxious to take your questions, so I’ll close with a few quick remarks.

We believe our 1st quarter results are proof that the strategic plan is building momentum. The plan’s first phase of strengthening the balance sheet is complete, and today we believe we have one of the strongest balance sheets in the home furnishings industry.

The second phase is aimed at improving profitability, and we are delivering results. Net income is up, and we believe we remain on track to meet our EPS target of 40 to 60 cents for 2008. I said three months ago that this forecast is commitment grade and our entire team stands by that statement.

My closing comment is to thank our stockholders for their support over the past several weeks. We’ve had the opportunity to meet many of you and share our plans for the future of Furniture Brands. This is a great company with talented people and a wonderful heritage. We’re all honored to carry on the traditions and build a foundation for a better future.

Outlook and Wrap

That concludes our prepared comments, and we thank all of you again for being with us today. Now we’ll open up the lines for your questions. I’ll remind you that we’ll limit it to one question per caller until we have covered everyone or we run out of time.

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